Exhibit 5.1

BOSTON    CONNECTICUT    FLORIDA    NEW JERSEY    NEW YORK    WASHINGTON, D.C.

DAY PITNEY LLP

Attorneys at Law

One Jefferson Road

Parsippany, NJ 07054

T: (973) 966 6300 F: (973) 966 1015

info@daypitney.com

December 2, 2019

Valley National Bancorp

One Penn Plaza, Suite 2930

New York, New York 10119

Re:	Valley National Bancorp

Registration of 3,184,572 Shares of Common Stock

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Valley National Bancorp, a New Jersey corporation (the “Company”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 3,184,572 shares of common stock of the Company, no par value (the “Shares”), issuable pursuant to outstanding equity awards assumed by the Company pursuant to the terms of that certain Agreement and Plan of Merger, dated as of June 25, 2019 (the “Merger Agreement”), between the Company and Oritani Financial Corp. (“Oritani”). Pursuant to the Merger Agreement, the Company assumed such outstanding equity awards of Oritani under the Oritani Financial Corp. 2007 Equity Incentive Plan (the “2007 Plan”) and the Oritani Financial Corp. 2011 Equity Incentive Plan (the “2011 Plan” and together with the 2007 Plan, the “Plans”), subject to appropriate adjustments. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Plans and such corporate records, documents, agreements, instruments and certificates of public officials of the State of New Jersey and of officers of the Company as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal capacity of natural persons and conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares will be validly issued, fully paid and nonassessable when (i) the Registration Statement shall have become effective under the Act; (ii) the Shares have been duly issued as contemplated by the Registration Statement (including the Prospectuses which are not filed herewith) and the Plans; and (iii) either a certificate representing such Shares shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof upon payment of the agreed consideration therefor, if any, or if any such Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Shares to the purchaser thereof, upon payment of the agreed consideration therefor, if any, in accordance with the terms of the Plans.

The foregoing opinion is limited to the laws of the State of New Jersey. We express no opinion as to the effect of the laws of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Day Pitney LLP
Day Pitney LLP